Exhibit 10.1
INDEPENDENT BANK CORP.
AND ROCKLAND TRUST COMPANY
EXECUTIVE OFFICER PERFORMANCE INCENTIVE PLAN
Plan Approval, Plan Year, and Defined Terms
     This Independent Bank Corp. and Rockland Trust Company Executive Officer Performance Incentive Plan (the “Plan”) has been approved by the Board on April 14, 2011, based upon the recommendation of the Compensation Committee, for use in the 2011 calendar year.
     Capitalized terms used in this Plan are defined as set forth below in Section 5.
SECTION 1: PURPOSE
     This Plan has been created to provide salaried Executive Officers of the Holding Company and the Bank who are not entitled to sales commissions with a cash incentive program designed to motivate them to perform to their full potential and thereby assist the Holding Company and the Bank in achieving financial success. The financial success of the Holding Company and the Bank shall be determined by comparing the financial results of the Holding Company with specific financial performance goals approved by the Board, based upon the recommendation of the Compensation Committee.
     A diagram depicting the process and computation used to determine a Participant’s Award, which is more fully described below, is attached hereto as Schedule 1.
SECTION 2: AWARDS
     Awards to Participants will be determined, and paid, as follows:
a.	Participants. The persons eligible to receive Awards will consist of the Executive Officers as selected by the compensation committee. Any Executive Officers who are paid sales commissions are not eligible to participate in this Plan. Executive Officers will be eligible to participate in this Plan upon their first date of employment. Executive Officers with less than one year of service will receive a prorated award based on length of service. Newly elected Executive Officers will participate in this Plan upon election to Executive Officer status.

b.	Award Determination. The Award for the CEO will be derived from the product of the CEO’s Target Award multiplied by the combined Bank and Peer Performance Factor. The Award for all Participants other than the CEO will be derived from the product of the Participant’s Target Award multiplied by the combined Bank and Peer Performance Adjustment Factor and multiplied by the Individual Performance Adjustment Factor. The Award payable to any Participant, therefore, may be less than or more than the Participant’s Target Award, depending upon whether, or the extent to which, Bank and Peer Performance Goals and — if applicable — individual Performance Goals and Objectives for the Plan Year have been achieved.
c.	Target Awards. Target Awards will be established by the Board for each Participant. The tiers of percentages used to determine Target Awards for Executive Officers for the Plan Year is attached hereto as Schedule 2.

d.	Bank and Peer Performance Goals. Bank and Peer Performance Goals will be established by the Board. The Bank and Peer Performance Goals for the Plan Year are attached hereto as Schedule 3 and Schedule 4. In general, Bank and Peer Performance Goals will measure the Holding Company’s financial performance and also, when appropriate, the achievement of specified strategic goals and/or operational objectives.

e.	Bank Performance Adjustment Factor. The Bank Performance Adjustment Factor may be adjusted upward or downward within the parameters set forth on Schedule 3, 3A and 3B based upon the performance of the Holding Company as to a given performance criteria set forth in the Bank Performance Goals. The range of the Bank Performance Adjustment Factor for the CEO with respect to the Earnings Per Share Measure is set forth on Schedule 3A. The range of the Bank Performance Adjustment Factor for all Participants other than the CEO with respect to the Earnings Per Share Measure is set forth on Schedule 3B.

f.	Individual Performance Adjustment Factor. The Individual Performance Adjustment Factor will not be applicable to the CEO. For all Participants other than the CEO, the Individual Performance Adjustment Factor may be adjusted upward or downward within the parameters set forth on Schedule 6 based upon an evaluation of their achievement of individual Performance Goals and Objectives for the Plan Year.

g.	Payment of Awards. Awards will be paid, in cash, as soon as practicable after the close of the Plan Year. No Award will be payable to any Participant who is not an Employee on the last day of the Plan Year except that if, during the last eight months of the year, the Participant takes normal retirement (as defined in the Bank’s principal retirement program), dies, or is involuntarily terminated other than for Cause, the Participant may be entitled to a prorated Award as and to the extent determined by the Board. If a Participant is on disability for more than four months of the Plan Year, the Participant will be entitled to a prorated Award. If disability lasts four months or less, there will be no reduction in the amount of the Award. Participants who resign voluntarily after the end of the year, but before Award payments are made, will be eligible for an Award as and to the extent determined by the Board. Participants who leave after the end of the Plan Year with an overall rating of “1” or “2” on their Employee Performance Appraisal for the Plan Year will not be eligible for an Award. In the event of a Change of Control, the funds accrued by the Bank to the date of the Change of Control will, subject to the approval of the Board, be awarded to the Participants according to the terms of this Plan.

h.	Peer Performance Factor. The factors, percentile bands and weightings in Schedule 4 will be used to determine peer performance as measured by the Bank Holding Company Performance Report (BHCPR) report for bank holding companies for the fiscal year 2011. In the event the fourth quarter BHCPR is unavailable, the third quarter return will be used in conjunction with peer bank financial actual data reported for the fourth quarter.
i.	Claw Back Provision. To participate in this Plan Executives must agree to and execute a clawback agreement in the form adopted by the Compensation Committee at any time during the performance period, consistent with Section 304 of the Sarbanes-Oxley and any other applicable regulatory agency requirements.
SECTION 3: ADMINISTRATION
This Plan will be administered by the Board, based upon the recommendations of the Compensation Committee. All determinations regarding the achievement of any Bank Performance Goals, the achievement of a Participant’s individual Performance Goals and Objectives, and the amount of any individual Award will be made by the Board, in its sole and absolute discretion, based upon the recommendations of the Compensation Committee. Notwithstanding any other provision of this Plan to the contrary, the Board reserves the right, in its sole and absolute discretion, to: make adjustments to the Bank Performance Adjustment Factor within the parameters set forth on Schedule 3 based upon either one-time, non-recurring, or extraordinary events or any other reason that the Board deems appropriate; increase the Award for the CEO up to a maximum of 1.20 times the amount that would be called for by the product of the CEO’s Target Award multiplied by the Bank Performance Adjustment Factor; and, to reduce, including a reduction to zero, any Award to a Participant otherwise payable under this Plan.
a.	Authority. The Board will have authority (i) to exercise all of the powers granted under this Plan, (ii) to construe, interpret and implement this Plan and any related document, (iii) to prescribe, amend and rescind rules relating to this Plan, (iv) to make all determinations necessary or advisable in administering this Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in this Plan. The Board shall also have such other and further specified duties, powers, authority, and discretion as are elsewhere expressly set forth in this Plan or as may be conferred upon the Board by necessary implication.
b.	Determinations Final. The actions and determinations of the Board on all matters relating to the Plan and any Awards will be final and conclusive, except to the extent otherwise provided by law.
c.	Liability. The Board will not be liable for any action taken or determination made in good faith with respect to this Plan or any Award hereunder, and the Holding Company and the Bank will indemnify and hold the Board harmless with respect to any actions taken or decisions made in good faith under this Plan.

d.	Awards. The Board will have authority to determine, among other things, the Executive Officers to whom, and the time or times at which, Awards will be made and the requisite conditions thereof.
SECTION 4: MISCELLANEOUS
a.	Nonassignability. No Award will be assignable or transferable (including pursuant to a pledge or security interest) other than by will or by laws of descent and distribution.
b.	Withholding Taxes. Whenever payments under this Plan are to be made, the Bank may withhold therefrom an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.
c.	Amendment or Termination of this Plan. The Board may from time to time suspend or discontinue this Plan or revise, amend, or terminate this Plan.
d.	Non-Uniform Determinations. The Board’s determinations under this Plan need not be uniform and may be made selectively among persons who receive, or are eligible to receive, Awards under this Plan, whether or not such persons are similarly situated. Without limiting the generality of the foregoing, the Board will be entitled, among other things, to make non-uniform and selective determinations and to establish non-uniform and selective Target Awards. Any non-uniform determinations known at the time this Plan was approved are set forth on Schedule 7.
e.	Other Payments or Awards. Nothing contained in this Plan will be deemed in any way to limit or restrict the Holding Company, the Bank, or the Board, from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.
f.	Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any amount is available under this Plan, payments will be made accordingly. Any such payment will be a complete discharge of the liability of the Holding Company, the Bank, and/or the Board.
g.	Unfunded Plan. This is an unfunded Plan. No provision of this Plan will require the Holding Company or the Bank, for the purpose of satisfying any obligations under this Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor will the Holding Company or the Bank maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants will have no rights under this Plan other than as unsecured general creditors of the Holding Company and the Bank, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they will have the same rights as other employees under generally applicable law.

h.	Limits of Liability. Neither the Holding Company, the Bank, the Board, nor any other person participating in any determination of any question under this Plan, or in the interpretation, administration or application of this Plan, will have any liability to any party for any action taken or not taken in good faith under this Plan.
i.	Rights of Employees. Nothing contained in this Plan will confer upon any Employee or Participant any right to continue in the employ or other service of the Holding Company or the Bank or constitute any contract or limit in any way the right of the Holding Company or the Bank to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without Cause.
j.	Section Headings. The section headings contained herein are for the purposes of convenience only, and in the event of any conflict, the text of this Plan, rather than the section headings, will control.
k.	Invalidity. If any term or provision contained herein will to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.
l.	Applicable Law. The Plan will be governed by the laws of the Commonwealth of Massachusetts without regard to the conflict of law principles thereof.
SECTION 5: DEFINITIONS
The following terms, as used herein, will have the meaning specified:
a.	“Award” means a cash incentive payment made to a Participant pursuant to this Plan.
b.	“Bank” means Rockland Trust Company.
c.	“Bank Performance Goals” means the criteria set forth on Schedule 3 that have been selected to measure the Holding Company’s financial performance and also, when appropriate, the achievement of specified strategic goals and/or operational objectives.
d.	“Bank Performance Adjustment Factor” means a factor determined by the level of performance against the criteria set forth in the Bank Performance Goals.
e.	“Board” means the Board of Directors of the Holding Company, as it may be comprised from time to time.
f.	“Cause” means (i) a felony conviction of a Participant; (ii) the commission by a participant of an act of fraud or embezzlement against the Bank or the Holding Company; (iii) willful misconduct or gross negligence materially detrimental to the Holding Company or the Bank; (iv) the Participant’s continued failure to implement reasonable requests or directions after thirty (30) days written notice to the Participant; (v) the Participant’s wrongful dissemination or use of confidential or proprietary information; (vi) the intentional and/or habitual neglect by the Participant of his or her duties to the Holding Company or the Bank; or (vii) a breach of the Code of Ethics for the Holding Company and the Bank; (viii) any other reasons consistent with the Holding Company’s and/or the Bank’s policies and procedures regarding dismissals as they are adopted and implemented from time to time.
g.	“Change of Control” means that, prior to any payout under this Plan (a) any “person” (as such term is defined in Section 13 (d) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly, of either (i) a majority of the outstanding common stock of the Holding Company or the Bank, or (ii) securities of either the Holding Company or the Bank representing a majority of the combined voting power of the then outstanding voting securities of either the Holding Company or the Bank, respectively, or (b) during any period of two consecutive years following the date of this Plan, individuals who at the beginning of any such two year period constitute the Board of Directors of the Holding Company cease, at any time after the beginning of such period, for any reason to constitute a majority of the Board, unless the election of each new director was nominated or approved by at least two thirds of the directors of the Board then still in office who were either directors at the beginning of such two year period or whose election or whose nomination for election was previously so approved.
h.	“CEO” shall mean the Chief Executive Officer of the Holding Company and of the Bank.
i.	“Compensation Committee” means the Joint Compensation Committee of the Boards of Directors of the Holding Company and the Bank.
j.	“Executive Officer” means the CEO and any other person who has been identified as an Executive Officer of the Holding Company and/or the Bank in filings with the Securities Exchange Commission.
k.	“Holding Company” means Independent Bank Corp.
l.	“Individual Performance Adjustment Factor” means a factor (or factors) that will, when multiplied by a Participant’s Target Award and the Bank Performance Adjustment Factor, determine the amount of a Participant’s Award.
m.	“Participant” means an Executive Officer selected to participate in this Plan whose cash compensation (other than salary) is not superseded by an individual employment agreement or other incentive plan. If any employee is governed by an individual employment agreement, such employee may be a Participant in the Plan to the extent the terms of such agreement does not supersede this Plan. Employees who are paid sales commissions are not eligible to participate in this Plan.

n.	“Peer Performance” means the results of actual bank performance as compared to Peer Banks and Performance criteria established by the Compensation Committee of the Board. Peer banks are those publicly traded banks in New England and Mid-Atlantic with asset size between one half and twice that of the Bank, with strong commercial balance sheets, and no significant ownership concentrations. Banks primarily located in New York City are excluded.
o.	“Plan” means this Independent Bank Corp. And Rockland Trust Company Executive Officer Performance Incentive Plan.
p.	“Plan Year” shall mean the calendar year for which this Plan has been approved.
q.	“Target Award” means the Participant’s base salary on November 1st of the Plan Year, multiplied by the target percentage established for that Participant.

SCHEDULE 1

2011 Incentive Compensation Plan

Individual Target Award
Leveraged By
Factors Affecting Company Performance
ROA
ROE
NPL
COs
Peer Adjustment Factor
+
Bank Performance Adjustment Factor
EPS (Primary Driver)
Compliance
Credit Quality
Leveraged By
Performance Against Goals
Individual Performance Adjustment Factor
Quantitative
Qualitative
Leads to
Individual Award Payout

The Individual Performance Adjustment Factor is not applicable to the CEO.

SCHEDULE 2
PERCENTAGE TIERS USED TO DETERMINE
TARGET AWARDS FOR EXECUTIVE OFFICERS

President/CEO	55%
EVP — Commercial Loan	35%
EVP — Retail Banking & Residential Lending	35%
Chief Financial Officer	35%
Director of Human Resources	30%
General Counsel	30%
Chief Technology & Operations Officer.	30%

SCHEDULE 3
BANK PERFORMANCE ADJUSTMENT FACTORS
ROA and ROE Definition for Schedule 3 and 4
For purposes of computing Holding Company Operating Return on Average Assets (“ROA”) and Holding Company Operating Return on Average Equity (“ROE”) for purposes of this Plan, earnings are equal to net income as reflected on the Company’s audited consolidated statement of income adjusted, upwards or downwards as determined by the committee, for the after-tax effect of material non-recurring items.
EPS Definition for Schedules 3A and 3B and 4
For purposes of computing Operating Earnings Per Share (“EPS”) for purposes of this Plan, earnings are equal to net income as reflected on the Company’s audited consolidated statement of income adjusted upwards or downwards as determined by the committee, for the after-tax effect of material non-recurring items.
Charge Offs Definition for Schedules 3A and 3B and 4
Net losses as a percentage of average loans and leases.
Non Performing Assets Definition for Schedules 3A and 3B and 4
Non Accrual Assets as a percent of total assets.
Consistent with this Plan, the Board reserves the right to adjust any Awards by considering factors including — but not limited to —
regulatory compliance and credit quality

SCHEDULE 3A
2011 BANK PERFORMANCE ADJUSTMENT FACTORS
FOR CEO AT SPECIFIED LEVELS OF EPS ATTAINMENT
CEO

	Operating EPS
	$	{****}	or less		-50.00%
93%	$	{****}	Threshold	50.00%	-25.00%
94%	$	{****}		54.00%	-23.00%
94%	$	{****}		58.00%	-21.00%
95%	$	{****}		62.00%	-19.00%
95%	$	{****}		66.00%	-17.00%
96%	$	{****}		70.00%	-15.00%
96%	$	{****}		74.00%	-13.00%
97%	$	{****}		78.00%	-11.00%
97%	$	{****}		82.00%	-9.00%
98%	$	{****}		86.00%	-7.00%
98%	$	{****}		90.00%	-5.00%
99%	$	{****}		94.00%	-3.00%
99%	$	{****}		96.00%	-2.00%
100%	$	{****}		98.00%	-1.00%
100%	$	{****}	Target	100.00%	0.00%
100%	$	{****}		102.00%	1.00%
101%	$	{****}		104.00%	2.00%
101%	$	{****}		106.00%	3.00%
102%	$	{****}		112.29%	6.14%
102%	$	{****}		118.57%	9.29%
103%	$	{****}		124.86%	12.43%
103%	$	{****}		131.14%	15.57%
104%	$	{****}		137.43%	18.71%
104%	$	{****}		143.71%	21.86%
105%	$	{****}	Maximum	150.00%	25.00%

SCHEDULE 3B
2011 BANK PERFORMANCE ADJUSTMENT FACTORS
FOR PARTICIPANTS OTHER THAN CEO
AT SPECIFIED LEVELS OF EPS ATTAINMENT
Executives

	Operating EPS
	$	{****}	or less		-50.00%
93%	$	{****}	Threshold	75.00%	-12.50%
94%	$	{****}		77.00%	-11.50%
94%	$	{****}		79.00%	-10.50%
95%	$	{****}		81.00%	-9.50%
95%	$	{****}		83.00%	-8.50%
96%	$	{****}		85.00%	-7.50%
96%	$	{****}		87.00%	-6.50%
97%	$	{****}		89.00%	-5.50%
97%	$	{****}		91.00%	-4.50%
98%	$	{****}		93.00%	-3.50%
98%	$	{****}		95.00%	-2.50%
99%	$	{****}		97.00%	-1.50%
99%	$	{****}		98.00%	-1.00%
100%	$	{****}		99.00%	-0.50%
100%	$	{****}	Target	100.00%	0.00%
100%	$	{****}		101.00%	0.50%
101%	$	{****}		102.00%	1.00%
101%	$	{****}		103.00%	1.50%
102%	$	{****}		106.14%	3.07%
102%	$	{****}		109.29%	4.64%
103%	$	{****}		112.43%	6.21%
103%	$	{****}		115.57%	7.79%
104%	$	{****}		118.71%	9.36%
104%	$	{****}		121.86%	10.93%
105%	$	{****}	Maximum	125.000%	12.50%

SCHEDULE 4
PEER PERFORMANCE ADJUSTMENT FACTORS
Peer Performance Matrix

Percentile	ROA	ROE	COs	NPAs
76-100	12.50%	12.50%	-50.00%	-50.00%
56-75	6.25%	6.25%	-6.25%	-6.25%
46-55	0.00%	0.00%	0.00%	0.00%
26-45	-6.25%	-6.25%	6.25%	6.25%
0-25	-50.00%	-50.00%	12.50%	12.50%

SCHEDULE 5
2011 PERFORMANCE PAYOUT EXAMPLES
Example A — Good performance Peer Perfomance Measure ROA ROE Cos NPAs Percentile 65 65 15 15 Result 6.25% 6.25% 12.50% 12.50% Average 9.375% EPS Performance Actual {****} Execs CEO Result 1.500% 3.000% Total Performance Peer EPS Combined Execs 9.375% 1.500% 110.875% CEO 9.375% 3.000% 112.375% Example B — Poor performance Measure ROA ROE Cos NPAs Peer Perfomance Percentile 30 30 62 81 Result -6.25% -6.25% -6.25% -50.00% Average -17.188% EPS Performance Actual {****} Execs CEO Result -9.500% -19.000% Total Performance Peer EPS Combined Execs -17.188% -9.500% 73.313% CEO -17.188% -19.000% 63.813% Example C — Average performance Peer Perfomance Measure ROA ROE Cos NPAs Percentile 50 50 50 50 Result 0.00% 0.00% 0.00% 0.00% Average 0.000% EPS Performance Actual {****} Execs CEO Result 0.000% 0.000% Total Performance Peer EPS Combined Execs 0.000% 0.000% 100.000% CEO 0.000% 0.000% 100.000% Example D — Below threshold EPS performance with average peer Peer Perfomance Measure ROA ROE Cos NPAs Percentile 50 50 50 50 Result 0.00% 0.00% 0.00% 0.00% Average 0.000% EPS Performance Actual {****} Execs CEO Result -12.500% -25.000% Total Performance Peer EPS Combined Execs 0.000% -12.500% 87.500% CEO 0.000% -25.000% 75.000% Example E — Max EPS performance with below average peer Peer Perfomance Measure ROA ROE Cos NPAs Percentile 30 15 70 80 Result -6.25% -50.00% -6.25% -50.00% Average -28.125% EPS Performance Actual {****} Execs CEO Result 12.500% 25.000% Total Performance Peer EPS Combined Execs -28.125% 12.500% 84.375% CEO -28.125% 25.000% 96.875%

SCHEDULE 6
INDIVIDUAL PERFORMANCE ADJUSTMENT FACTORS

Individual Goals and Objectives	Individual Performance
for Plan Year	Adjustment Factor
Does Not Meet Most	0.0
Meets Most	0.6 - 0.8
Fully Meets All or all the most important	0.8 - 1.05
Exceeds Most or most meaningful	1.05 - 1.20
Exceeds All or performs beyond objectives	1.20 - 1.40
An Executive Officer’s achievement of individual performance Goals and Objectives will be measured at his/her broadest level of individual responsibility, based upon the “Goals for Next Year” section of his/her performance appraisal for the Plan Year. The Board may adjust an Executive Officer’s entire Award downward if non-goals aspects of performance (e.g., values) assessed with the Bank’s Employee Performance Appraisal are considered less than acceptable. Awards, however, may not be increased for performance at or better than acceptable levels on non-goals aspects of performance.

SCHEDULE 7
NON-UNIFORM DETERMINATIONS FOR 2011
No non-uniform determinations have yet been made for 2011